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EXHIBIT (p)(6)


                                 CODE OF ETHICS
                                       FOR
                         STERLING CAPITAL MANAGEMENT LLC
                                       AND
                               STERLING MGT, INC.

                           REVISED SEPTEMBER 27, 2004

INTRODUCTION

      Sterling Capital Management's core philosophy is that firm personnel are expected to act in an ethical manner at all times. This Code of Ethics includes detailed policies, procedures, and requirements. While reading and becoming familiar with the various parts of the Code, it is important to keep in mind the basic idea that we have a strong fiduciary duty to clients, and we are all obligated to uphold that duty. The following are general principles underlying our policies and procedures:

      1. Employees and certain affiliated persons owe a duty at all times to conduct their affairs, including personal securities transactions, in such a manner as to (i) avoid serving their own personal interests ahead of clients; (ii) avoid taking inappropriate advantage of their position with the firm; (iii) avoid any abuse of their position of trust and responsibility; and (iv) disclose any actual or potential conflicts of interest.

      2.    Independence in the investment decision-making process is paramount.

      3. Information regarding the identity of security holdings and client information is confidential.

      4. Sterling's reputation is critical to the firm's ability to survive and grow. Honesty, integrity, and professionalism are important determinants of the firm's reputation.

      These principles govern all conduct, whether or not the conduct is also covered by more specific policies and procedures set forth below.

PREAMBLE

      This Code of Ethics is being adopted in compliance with the requirements of Rule 17j-1 (the "Rule") adopted by the United States Securities and Exchange Commission under the Investment Company Act of 1940 (the "Act"), and Sections 204A and 206 of the Investment Advisers Act of 1940 (the "Advisers Act"), specifically Rule 204A-l and Rule 204-2 thereunder, to effectuate the purposes and objectives of those provisions. Rule 204A-1 requires the adoption of a code of ethics that sets forth a standard of

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business conduct required of its supervised employees. Section 204A of the
Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rule 204-2 imposes recordkeeping requirements with respect to personal securities transactions of advisory representatives (defined below). Rule 17j-1 of the Investment Company Act and
Section 206 of the Advisers Act make the following activities unlawful for certain persons, including any employee of Sterling Capital Management LLC or Sterling MGT, Inc. (collectively referred to as the "Firm") in connection with the purchase or sale by such person of a security held or to be acquired by any Portfolio or any Fund managed by the Firm:

            1. To employ a device, scheme or artifice to defraud a Portfolio, a Fund, any client or prospective client;

            2. To make to a Portfolio, a Fund, any client or prospective client, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

            3. To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Portfolio, a Fund, any client or prospective client; or

            4. Acting as principal for his/her own account, knowingly to sell any security to or purchase any security from a client, or acting as a broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he/she is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph (4) shall not apply to any transaction with a customer of a bank, broker or dealer if such bank, broker or dealer is not acting as an investment adviser in relation to such transaction; or

            5. To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative (including manipulative practices with respect to securities or their prices).

      Employees must comply with applicable federal securities laws.

      The Board of Directors of the Firm adopts this Code of Ethics. Our fiduciary duty includes the duty of the Compliance Officer of the Firm to report violations of this Code of Ethics to the Firm's Board of Directors and to the Board of Directors of any Fund advised or subadvised by the Firm.

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INSIDER TRADING

            The Firm forbids any officer, director or employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policy applies to every officer, director and employee and extends to activities within and outside their duties at the Firm. Any questions regarding the Firm's policy and procedures should be referred to the Compliance Officer.

            The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

            While the law concerning insider trading is not static, it is generally understood that the law prohibits:

            1) trading by an insider, while in possession of material nonpublic information, or

            2) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

            3)    communicating material nonpublic information to others.

            The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services. For that to occur the company must expect the Firm to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Firm will be considered an insider.

            Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings

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estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

            Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

            Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

            i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

            ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

            If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

            i.    Report the matter immediately to the Firm's Compliance
                  Officer.

            ii. Do not purchase or sell the securities on behalf of yourself or others.

            iii. Do not communicate the information inside or outside the Firm, other than to the Firm's Compliance Officer.

            iv. After the Firm's Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

            Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

            The role of the Firm's Compliance Officer is critical to the implementation and maintenance of the Firm's policy and procedures against insider

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trading. The Firm's Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

            To prevent insider trading, the Firm will:

            i. provide, on a regular basis, an educational program to familiarize officers, directors and employees with the Firm's policy and procedures, and

            ii. when it has been determined that an officer, director or employee of the Firm has material nonpublic information,

                  1. implement measures to prevent dissemination of such information, and

                  2. if necessary, restrict officers, directors and employees from trading the securities.

            To detect insider trading, the Compliance Officer will:

            i. review the trading activity reports filed by each officer, director and employee.

A.    DEFINITIONS

1. "Access person" means any director, officer, general partner or advisory representative of the Firm.

2. "Advisory representative" means any employee, who in connection with his or her regular functions or duties, normally makes, participates in, or otherwise obtains current information regarding the purchase or sale of a security by the Firm, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to the Firm who obtains information concerning recommendations made concerning a purchase or sale of a Security. This definition includes but is not limited to the following: partner, officer, director, "Investment Person", "Portfolio Manager" and any other employee of the Adviser designated as an "Advisory Representative" from time to time by the Compliance Officer.

3. "Non-Advisory Representative" means any individual who has no contact with information regarding the purchases or sales of Securities made by the Firm in his or her regular functions or duties. However, such individuals are subject to the principles, requirements, policies, and procedures of this Code.

4. "Affiliated company" means a company that is an affiliated person, as defined in the 1940 Act.

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5.    "Affiliated person" of another person means (a) any person directly or indirectly owning, controlling, or holding with power to vote, five (5%) percent or more of the outstanding voting securities of such other person;
      (b) any person five (5%) percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (d) any officer, director, partner, copartner, or employee of such other person; (e) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof, and
      (f) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

6. "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act") in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, that, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy a direct or indirect economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in
      (i) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household; (ii) a trust, estate or other account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities; or (iii) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

7. "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five (25%) percent of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than twenty-five (25%) percent of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person.

8. "Disclosable transaction" means any transaction in a security pursuant to which an access person would have a beneficial ownership.

9. "Firm" means the investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, subject to this Code of Ethics.

10. "Fund" means any investment vehicle registered under the Investment Company Act of 1940 for which the Firm acts as manager, adviser or subadviser.

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11.   "Non-interested" Director means a director or trustee who is not an interested person.

12. "Interested Person" of another person, when used with respect to a Fund, means (i) any affiliated person of the Fund; (ii) any member of the immediate family of any natural person who is an affiliated person of the Fund; (iii) any interested person of any investment adviser of or principal underwriter for the Fund; (iv) any person or partner or employee of any person who at any time since the beginning of the last two completed fiscal years of the Fund has acted as legal counsel for the Fund; (v) any broker or dealer registered under the Securities Exchange Act of 1934 or any affiliated person of such a broker or dealer; or (vi) any natural person whom the Commission by order shall have determined to be an interested person by reason of having had, at any time since the beginning of the last two completed fiscal years of the Fund, a material business or professional relationship with the Fund or with the principal executive officer of such company or with any other investment company having the same investment adviser or principal underwriter or with the principal executive officer of such other investment company, provided that no person shall be deemed to be an interested person of an investment company solely by reason of (aa) his being a member of its Board of Directors or advisory board or an owner of its securities, or (bb) his membership in the immediate family of any person specified in clause (aa) of this proviso.

13. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

14. "Investment Personnel" means (a) any Portfolio Manager of the Firm; (b) any employee of the Firm (or of any company in a control relationship to a Fund or the Firm) who, in connection with his regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Firm, including securities analysts and traders; or (c) any person who controls a Fund or the Firm and who obtains information concerning recommendations made to any Fund or Portfolio regarding the purchase or sale of securities by the Fund or Portfolio.

15. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) or Section 4(6) or Rules 504, 505 or 506 under the Securities Act. Limited offerings are commonly referred to as private placements.

16.   "Person" means a natural person or a company.

17. "Portfolio" means any account, trust or other investment vehicle (except "Fund") over which the Firm has investment management discretion.

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18.   "Portfolio Manager" means an employee of the Firm entrusted with the direct responsibility and authority to make investment decisions affecting the Portfolios or Funds managed by the Firm.

19. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a Security.

20. "Security Held or to be Acquired" means (i) any security which, within the most recent 15 days, is or has been held by a Fund or Portfolio, or is being or has been considered for purchase by a Fund or Portfolio, or (ii) any option to purchase or sell and any security convertible into or exchangeable for a Security.

21. "Security" means any stock, bond, future, investment contract or any other instrument that is considered a "security" under the Investment Advisers Act or the Investment Company Act. The term "security" is very broad and includes items you might not ordinarily think of as "securities," such as:

      -     Mutual funds;

      -     Options on securities, on indices, and on currencies;

      -     Limited partnerships;

      -     Private investment funds, hedge funds.

      -     Commodities contracts as defined in the Commodity Exchange Act;

      -     Futures contracts.

      "Security" shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, high quality short-term debt instruments (maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements, commercial paper and shares of money market and other funds that limit their investments to the exempted securities enumerated above. Any question as to whether a particular investment constitutes a "Security" should be referred to the Compliance Officer of the Firm.

B.    PROHIBITED TRANSACTIONS

      No access person or advisory representative shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1 of the Investment Company Act or Section 206 of the Investment Advisers Act as set forth above.

      1.    Except as provided in Section C below, no access person shall:

            (a) purchase or sell, directly or indirectly, any security in which he/she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his/her actual knowledge at the time of such purchase or sale:

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                  (1)   is being considered for purchase or sale by any
                        Portfolio or Fund managed by the Firm, or

                  (2) is being purchased or sold by any Portfolio or Fund managed by the Firm; or

            (b) disclose to other persons the securities activities engaged in or contemplated for the various Portfolios or Funds managed by the Firm.

      2. In addition to the prohibitions listed in Section B(1) above, no employee shall engage in any of the following:

            (a) acquire a beneficial interest in any securities in an initial public offering ("IPO") or other limited offerings commonly referred to as private placements, without prior written approval of the compliance officer of the Firm. The compliance officer must maintain a record of any decision, and the reasons supporting the decision, to approve the investment personnel's acquisition of an IPO or private placement for at least five years after the end of the fiscal year in which the approval was granted.

            Before granting such approval the compliance officer (or other designee) should carefully evaluate such investment to determine that the investment could create no material conflict bet the investment personnel and a Fund or Portfolio. The compliance officer may make such determination by looking at, among other things, the nature of the offering and the particular facts surrounding the purchase. For example, the compliance officer may consider approving the transaction if the compliance officer (or designee) can determine that: (i) the investment did not result from directing Fund, Portfolio or Firm business to the underwriter or issuer of the security; (ii) the Investment Personnel is not misappropriating an opportunity that should have been offered to the Fund or Portfolio; and (iii) an Investment Person's investment decisions for the Fund or Portfolio will not be unduly influenced by his or her personal holdings and investment decisions are based solely on the best interests of Fund or Portfolio. Any person authorized to purchase securities in an IPO or private placement shall disclose that investment when they play a part in a Fund's or Portfolio's subsequent consideration of an investment in that issuer. In such circumstances, a Fund's or Portfolio's decision to purchase securities of the issuer shall be subject to independent review by investment personnel with no personal interest in the issuer.

            (b) profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Trades

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                  made in violation of this prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate Portfolio(s) or Fund(s) of the Firm.

                  EXCEPTION: The compliance officer of the Firm may allow exceptions to this policy on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger. [See Pre-Clearance Procedures below]. The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of a trade by one of the Funds or Portfolios. The respective compliance officer shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. The compliance officer may consider granting an exception to this prohibition if the securities involved in the transaction are not (i) being considered for purchase or sale by a Fund or Portfolio that serves as the basis of the individual's "investment personnel" status or (ii) being purchased or sold by a Fund or Portfolio that serves as the basis of the individual's "investment personnel" status and, are not economically related to such securities. In order for a proposed transaction to be considered for exemption from the short-term trading prohibitions, the investment personnel must complete, sign and submit to the compliance officer a completed Securities Transactions Report Relating to Short-Term Trading (EXHIBIT D), certifying that the proposed transaction is in compliance with this Code of Ethics. The compliance officer shall retain a record of exceptions granted and the reasons supporting the decision.

            (c) serve on the Board of Directors of any publicly traded company without prior authorization of the compliance officer of the Firm. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Firm, any Portfolios or Funds. Authorization of board service shall be subject to the implementation by the Firm of "Chinese Wall" or other procedures to isolate such investment personnel from making decisions about trading in that company's securities. Notification of such directorships shall be made to the compliance officer of the Funds.

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      3.    In addition to the prohibitions listed in Sections B(1) and (2)
            above, no portfolio manager shall buy or sell a security within seven (7) calendar days before or two (2) calendar days after any portfolio of the Firm trades in that security. Any trades made within the proscribed period shall be unwound, if possible. Otherwise, any profits realized on trades within the proscribed period shall be disgorged to the appropriate client portfolio.

      4.    Gifts and Entertainment

      Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Specific guidelines include:

      (a) Employees should not accept any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of the Firm. For purposes of this Code, "de minimus" shall be considered to be the annual receipt of gifts from the same source valued at $500 or less per individual recipient, when the gifts are in relation to the Firm's business.

      (b) Employees may not give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the Firm.

      C.    EXEMPTED TRANSACTIONS

      Transactions described in Sections B(1), B(2)(c) and B(3) above, which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to a Fund or Portfolio and which are otherwise transacted in accordance with Investment Company Act Rule 17j-l and
      Section 206 of the Investment Company Act may be permitted within the discretion of the compliance officer of the Firm on a case-by-case basis. Such exempted transactions may include:

      1. purchases or sales of securities that are not eligible for purchase by a Fund or Portfolio and which are not related economically to securities purchased, sold or held by the Fund or a Portfolio.

      2. purchases or sales of a de minimus amount of securities. A de minimus amount of securities shall be defined in this section of the Code of Ethics as:

            (a) up to an aggregate $25,000 principal amount of a fixed income security within any three-consecutive month period;

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            (b)   up to an aggregate 100 shares of an equity security within any three-consecutive month period; or

            (c) any amount of securities if the proposed acquisition or disposition by a Fund or Portfolio is in the amount of 1,000 shares or less and the security is listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

      3. Securities which the access person, Fund and/or Portfolio has no influence or control, including:

            (a) purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

            (b) purchases or sales which are non-volitional on the part of either the access person or the Fund and/or Portfolio;

            (c) purchases which are part of an automatic dividend reinvestment plan or direct stock plan (pending preclearance of the original purchase); and

            (d) securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities (to the extent such rights were acquired from such issuer), and sales of such rights so acquired.

      4. Holdings in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments.

      5. From time to time, the Equity Department will execute investment programs for a limited number of clients that are known as "rebalance" programs. One example of a rebalance is when a new portfolio is funded with cash, and it is modeled against the model portfolio. Another example is when cash flows into or out of an existing account. The result is that all stocks owned in the model would be purchased on behalf of that one client. Another example is where a client has equity and fixed income portfolios under management, and the overall equity allocation exceeds the proscribed target. A rebalance program may be initiated to sell a small portion of some or all stocks in the portfolio to reduce exposure to stocks. Rebalance programs typically do not generate high quantities of shares being traded in particular securities and as such the firm deems that when a rebalance program is underway, employees are considered free to personally trade in those stocks that are part of the rebalance program. Such personal transactions shall be considered exempt transactions as it

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            pertains to transactions described in Sections B(1), B(2)(c) and
            B(3) above.

      Any such permitted transactions are not exempted from the Code's rules governing the reporting of Personal Securities Transactions.

D.    COMPLIANCE PROCEDURES

With respect to the pre-clearance and reporting requirements contained herein, access persons shall pre-clear through and report to the compliance officer of the Firm.

      1.    PRE-CLEARANCE PROCEDURES

            All access persons must receive prior written approval from the Firm's compliance officer, or other officer designated by the Board of Directors, before purchasing or selling securities in an account that such access person has beneficial ownership. The access person should request pre-clearance by completing, signing and submitting Personal Securities Transactions Pre-Clearance Form (Exhibit E) to the compliance officer.

            Pre-clearance approval will expire at the close of business on the trading date two (2) business days after the date on which authorization is received. For example, pre-clearance received Friday at 9:00 a.m. would expire as of the close of business Tuesday. If the trade is not completed before such pre-clearance expires, the access person is required to again obtain pre-clearance for the trade. In addition, if an access person becomes aware of any additional information with respect to a transaction that was precleared, such person is obligated to disclose such information to the appropriate compliance officer prior to executing the precleared transaction.

      Access persons are excluded from preclearing securities purchased, sold or acquired in the following transactions:

      (a) purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

      (b) purchases or sales which are non-volitional on the part of either the access person or a Fund or Portfolio.

      (c) purchases that are part of an automatic dividend reinvestment plan or direct stock plan (pending preclearance of the original purchase).

      (d) securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

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      (e)   holdings in direct obligations of the U.S. government, bankers'
            acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments are not disclosable transactions.

      2.    DISCLOSURE OF PERSONAL HOLDINGS AND DISCIPLINARY HISTORY

      All access persons shall disclose to the compliance officer:

      (a) all personal securities holdings (including securities acquired before the person became an access person) within ten (10) days upon the later of commencement of employment or adoption of this Code of Ethics; and

      (b) The name of any broker, dealer or bank with whom the access person maintains an account in which any securities were held for the direct or indirect benefit of the access person must also be reported; and

      (c) Any disciplinary history as described in section 80a-9 of the Investment Company Act of 1940.

      Holdings in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments are not disclosable transactions.

      The compliance officer of the Firm may, at its discretion, request access persons to provide duplicate copies of confirmation of each disclosable transaction in the accounts and account statements.

      In addition to reporting securities holdings, every access person shall certify in their initial report that:

            (a) they have received, read and understand the Code of Ethics and recognize that they are subject thereto; and

            (b) they have no knowledge of the existence of any personal conflict of interest relationship that may involve a Fund or Portfolio, such as any economic relationship between their transactions and securities held or to be acquired by a Fund or a Portfolio.

      This initial report shall be made on the form attached as Initial Report of Access Person (EXHIBIT A) and shall be delivered to the compliance officer of the Firm.

      3.    QUARTERLY REPORTING REQUIREMENTS

            All access persons shall disclose to the Firm's compliance officer all personal securities transactions conducted during the period as of the calendar quarter ended within ten (10) days after quarter end. Transactions in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments are not disclosable transactions.

            In addition to reporting securities holdings, every access person shall disclose quarterly the:

                  (a) date of the transaction, title of the security, interest rate and maturity date (if applicable), trade date, number of shares, price, and principal amount of each security involved;

                  (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (c) the name of the broker, dealer or bank with or through whom the transaction was effected; and

                  (d) the date the report is submitted to the compliance officer.

            With respect to the reporting requirements listed in the above paragraph, securities shall have the meaning as set forth in Section 2(a)(36) of the 1940 Investment Company Act. In addition, with respect to any account established by an access person in which any securities were held during the quarter for the direct or indirect benefit of the access person, the access person must provide:

                  (a) the name of the broker, dealer or bank with which the access person established the account;

                  (b)   the date the account was established; and

                  (c)   the date the report is submitted by the access person.

            For the purpose of THIS PARAGRAPH ONLY, concerning quarterly reporting requirements, employees shall be required to disclose information of ANY NEW SECURITIES ACCOUNT OPENED DURING THE QUARTER, REGARDLESS OF WHAT TYPE OF SECURITIES ARE HELD WITHIN THE ACCOUNT. This Code of Ethics sets forth reporting requirements for "securities" as that term is defined in Section A-21 of this Code. That definition excludes such securities as U.S. Government securities, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt. Employees are required to report on the opening of new accounts that contain ANY SECURITY, INCLUDING THOSE SECURITIES THAT ARE EXEMPT FROM REPORTING ELSEWHERE WITHIN THIS CODE OF ETHICS. Employees are not required to have transactions for securities that are exempted elsewhere within the Code of

            Ethics disclosed on their quarterly report, nor are employees required to pre-clear transactions for securities that are exempted elsewhere within the Code of Ethics. This quarterly report shall be made on the form attached as Securities Transactions for the Calendar Quarter Ended (EXHIBIT C) and shall be delivered to the compliance officer of the Firm. In lieu of manually filling out all of the information required by the form, access persons may attach confirms and/or account statements to a signed form.

      4.    ANNUAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

            All access persons shall disclose to the compliance officer of the Firm all personal securities holdings as of the calendar year ended within thirty (30) days after year-end. Holdings in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments.

            In addition to reporting securities holdings, every access person shall certify annually that:

                  (a) they have read and understand the Code of Ethics and recognize that they are subject thereto;

                  (b) they have complied with the requirements of the Code of Ethics; and that they have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics;

                  (c) they have not disclosed pending "buy" or "sell" orders for a Portfolio or Fund to any employees of any other Management Company, except where the disclosure occurred subsequent to the execution or withdrawal of an order; and

                  (d) they have no knowledge of the existence of any personal conflict of interest relationship that may involve any Portfolio or Fund, such as any economic relationship between their transactions and securities held or to be acquired by a Fund or Portfolio.

                  (e) they have notified the Firm of all disciplinary history as described in Section 80a-9 of the Investment Company Act of 1940.

            This annual report shall be made on the form attached as Annual Report of Access Person (EXHIBIT B) and shall be delivered to the compliance officer of the Firm.

      5.    ANNUAL TAX FORM SUBMITTAL

            ALL PERSONS WITH A TITLE OF DIRECTOR OR MANAGING DIRECTOR, ALL OTHERS DIRECTLY INVOLVED IN THE INVESTMENT PROCESS, AND ANY OTHERS DESIGNATED BY THE MANAGEMENT TEAM, SHALL SUBMIT SCHEDULE D (CAPITAL GAINS AND LOSSES) OF THEIR FEDERAL TAX RETURN. THIS FORM SHALL BE SUBMITTED TO THE COMPLIANCE OFFICER BY APRIL 30 EACH YEAR.

      6.    REPORTS TO COMPLIANCE OFFICER

      The compliance officer of the Firm shall provide, by the twelfth (12) day after each quarter end, certification to the compliance officer of a Fund that, as of the prior quarter end:

            (a) the compliance officer of the Firm has collected all documentation required by the Code of Ethics and Rule 17j-1 and is retaining such documentation on behalf of the Fund;

            (b) there have been no violations to the Fund's Code of Ethics and, if there have been violations to the Fund's Code of Ethics, the violation has been documented and reported to the Fund's compliance officer; and

            (c) the Firm has appointed appropriate management or compliance personnel, such as the compliance officer, to review transactions and reports filed by access persons under the Code of Ethics, and adopted procedures reasonably necessary to prevent Access Persons from violating the Firm's Code of Ethics.

            Each quarter the compliance officer of the Firm shall also provide to the compliance officer of each Fund a list of access persons who are subject to the Fund's Code of Ethics and the name of the compliance officer of the Firm responsible for preclearing and reviewing personal securities transactions.

            The compliance officer of the Firm shall provide such information, including, but not limited to, initial, quarterly and annual reports for all access persons, preclearance reports and approval for short term transactions, IPO and private placement securities, as is requested by the Fund's compliance officer.

      7.    GENERAL REPORTING REQUIREMENTS

            The compliance officer of the Firm shall notify each access person that he or she is subject to this Code of Ethics and the reporting requirements contained herein, and shall deliver a copy of this Code of Ethics to each such person when they become an access person, or upon request.

            Reports submitted pursuant to this Code of Ethics shall be confidential and shall be provided only to the officers and Directors of the Firm and each Fund, counsel and/or regulatory authorities upon appropriate request.

      8.    EXCESSIVE TRADING

            The Firm understands that it is appropriate for access persons to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however, this should be done in a way that creates no potential conflicts with the interests of any Fund or Portfolio. Further, it is important to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, numbers of trades or other measure as deemed appropriate by the Fund's compliance officer, compliance officer of the Firm, or senior management at the Firm), may compromise the best interests of any Funds or Portfolios if such excessive trading is conducted during work-time or using Fund/Portfolio resources. Accordingly, if personal trading rising to such dimension as to create an environment that is not consistent with the Code of Ethics, such personal transactions may not be approved or may be limited by the compliance officer of the Firm.

      9.    CONFLICT OF INTEREST

            Every access person shall notify the compliance officer of the Firm of any actual or potential conflict of interest relationship, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any Portfolio or Fund. The Firm's compliance officer shall notify the compliance officer of a Fund of any personal conflict of interest relationship which may involve the Fund. Such notification shall occur in the pre clearance process.

E.    CONFIDENTIALITY

      Employees must keep all information about clients, including former clients, in strict confidence, including the client's identity, financial circumstances, security holdings, and advice furnished by the Firm to the client, unless the client consents otherwise, we are required by law to disclose information, or disclosure is necessary for us to provide services to the client. The Firm's Privacy Policy and Procedures contain further details.

F.    REPORTING OF VIOLATIONS

      Employees must report violations of the Code promptly to the Firm's compliance officer, and are encouraged to report apparent or suspected violations. Such reports will be investigated promptly. The compliance officer of the Firm shall promptly report to the compliance officer of the Fund and the Board of Directors of the Firm all apparent violations of this Code of Ethics and the reporting requirements thereunder.

      When the compliance officer of the Firm finds that a transaction otherwise reportable to the Board of Directors pursuant to the Code could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1(a), he/she may, in his/her discretion, lodge a written memorandum of such finding and the reasons therefore with the reports made pursuant to this Code of Ethics, in lieu of reporting the transaction to the Board of Directors. Such findings shall, however, be reported to the compliance officer of any respective Funds.

      The Board of Directors of the Firm or any Fund, or a Committee of Directors created by such Board of Directors for that purpose, shall consider reports made to the Board of Directors hereunder and shall determine whether or not this Code of Ethics has been violated and what sanctions, if any, should be imposed.

G.    ANNUAL REPORTING TO THE BOARD OF DIRECTORS

      The compliance officer of the Firm shall prepare an annual report relating to this Code of Ethics to the Board of Directors of the Firm and the Funds. Such annual report shall:

      (a) summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

      (b) identify any violations requiring significant remedial action during the past year; and

      (c) identify any recommended changes in the existing restrictions or procedures based upon the Firm's experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and

      (d) state that the Firm had adopted procedures reasonably necessary to prevent access persons from violating the Code.

H.    SANCTIONS

      Upon discovering a violation of this Code, the Board of Directors of the Firm or a Fund may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

      There are now sanctions to penalize employees for non-compliance with the personal securities transaction portion of the Code concerning adherence to pre-clearance procedures and prohibited transactions:

      1st offense       $50 fine
      2nd offense       $250 fine
      3rd offense       $250 fine and 5 day ban on all personal trading in
                        accounts where employee has a beneficial interest
      4th offense       $500 fine and 30 ban on all personal trading in accounts
                        where employee has a beneficial interest
      5th offense       $500 fine and revocation of all personal trading
                        privileges on accounts where employee has a beneficial interest

I.    RETENTION OF RECORDS

      The Firm shall maintain the following records as required under Rule
      17j-1:

      (a) a copy of any Code of Ethics in effect within the most recent five years;

      (b) a list of all persons required to make reports hereunder within the most recent five years and a list of all persons who were responsible for reviewing the reports, as shall be updated by the compliance officer of the Firm;

      (c) a copy of each report made by an access person hereunder and submitted to the Firm's compliance officer for a period of five years from the end of the fiscal year in which it was made;

      (d) each memorandum made by the compliance officer of the Firm hereunder, for a period of five years from the end of the fiscal year in which it was made;

      (e) a record of any violation hereof and any action taken as a result of such violation, for a period of five years following the end of the fiscal year in which the violation occurred; and

      (f) a copy of every report provided to the Firm's Board of Directors or a Fund's compliance officer that describes any issues arising under the Code of Ethics and certifies that the Firm has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics.

STERLING CAPITAL MANAGEMENT                   Section IV-A
                                              Personal Securities Transactions
COMPLIANCE MANUAL                             Revision Date:   7/21/04
                                              Page 1 of 1

      SECTION INTERNAL PROCEDURES FOR PERSONAL SECURITIES TRANSACTIONS

            - All new hires will be required to sign an Initial Report acknowledging receipt of our Code of Ethics and indicating if they have brokerage accounts open for trading and should be signed by the compliance officer.

            - 407 letters are prepared by the assistant compliance manager and sent to the broker requesting duplicate trade confirmations and monthly/quarterly statements to be sent to this Sterling's main office location.

            - Each employee is provided with a current copy of our Code of Ethics in January of each year. At the end of the year, all employees are required to acknowledge receipt and certify that they have read the Code and agree to abide by it by signing the Annual Report. The Annual Report indicates if transactions were made through the year and lists the accounts the employee has open for trading. The assistant compliance officer monitors the status of received and outstanding Annual Reports.

            - Personnel are required to turn in a Pre-clearance Form for personal securities transactions and signed by the compliance officer for approval before the trade can be executed.

            - Trade confirmations are matched up with the appropriate Pre-clearance Form and checked for accuracy by the assistant compliance officer, who initials and dates the review date on the confirmation.

            - When monthly statements come in, the assistant compliance officer matches up the confirmation and the Pre-clearance Form with the appropriate transaction and checks for accuracy.

            - Any discrepancies are given to the compliance officer for review and resolution.

            - At the end of each quarter, a Quarterly Transaction Report must be signed by each employee indicating if transactions were made for the corresponding quarter and signed by the compliance officer. The assistant compliance officer monitors the status of received and outstanding Quarterly Transaction Report.

            - All documents are to be filed in the employee's Personal Securities Transactions file. These files are maintained in a locked file cabinet maintained by the Compliance Officer and Assistant Compliance Officer.